Exhibit 10.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

(a Delaware Limited Liability Company)

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of November 30, 2009 among Charter Communications, Inc., a Delaware corporation (“CCI”), Charter Investment, Inc, a Delaware corporation (“CII”), and Charter Communications Holding Company, LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, a Certificate of Formation (as amended from time to time, the “Certificate”) of the Company was filed in the office of the Secretary of State of the State of Delaware on May 25, 1999.  The Company was formed and has heretofore been operated pursuant to the Limited Liability Company Agreement, entered into and made effective as of May 25, 1999 by CII, as amended and restated numerous times, most recently by that certain Amended and Restated Limited Liability Company Agreement, dated as of January 1, 2001, among CII, Vulcan Cable III Inc., CCI and certain other investors (the “Existing LLC Agreement”).

WHEREAS, on March 27, 2009, CCI, CII and certain direct and indirect subsidiaries of CCI, including the Company (collectively, the “Debtors”), filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

WHEREAS, the Debtors filed a joint plan of reorganization (the “Joint Plan”) which, pursuant to the Bankruptcy Code, was confirmed by an order, entered November 17, 2009 (the “Confirmation Order”), of the Bankruptcy Court.

WHEREAS, pursuant to the Joint Plan, among other things, and on the effective date thereof (the “Effective Date”) (i) all of CII’s existing membership interests in the Company are being cancelled, other than a 1% interest to be retained by CII (the “Retained Interest”), (ii) CCI will hold all of the membership interests in the Company other than the Retained Interest, (iii) the parties are confirming CCI as manager of the Company, and (iv) CCI, CII and Paul G. Allen (“Mr. Allen”) are entering into an agreement (the “New Exchange Agreement”), pursuant to which, among other things, CII and Mr. Allen shall have the right, exercisable at their election at any time and from time to time, to exchange, directly or indirectly, all or any portion of the Retained Interest for common stock of CCI in accordance with the New Exchange Agreement.

WHEREAS, the Confirmation Order provides, among other things, for the amendment and restatement of the Existing LLC Agreement on the terms set forth herein, and the parties desire to amend and restate the Existing LLC Agreement on such terms.

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend and restate the Existing LLC Agreement as follows:

SECTION 1. General.

(a) Formation. Effective as of the date and time of filing of the Certificate in the office of the Secretary of State of the State of Delaware, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et. seq., as amended from time to time (the “Act”). Except as expressly provided herein, the rights and obligations of the Members (as defined in Section 1(h)) in connection with the regulation and management of the Company shall be governed by the Act.

(b) Name. The name of the Company shall be “Charter Communications Holding Company, LLC.” The business of the Company shall be conducted under such name or any other name or names that the Manager (as defined in Section 4(a)(i) hereof) shall determine from time to time.

(c) Registered Agent. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered office or registered agent of the Company may be changed from time to time by the Manager.

(d) Principal Office. The principal place of business of the Company shall be at 12405 Powerscourt Drive, St. Louis, MO 63131. At any time, the Manager may change the location of the Company’s principal place of business.

(e) Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the

Company will have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

(f) (Intentionally Omitted).

(g) Qualification; Registration. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or desirable. The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

(h) Voting. Each member of the Company (if there is only one member of the Company, the “Member”; or if there are more than one, the “Members”) shall have one vote (a “Vote”) as to any matter under the Act or this Agreement that requires the vote, approval or consent of the Members for each one percentage point of Percentage Interest (as defined in Section 7) held by such Member (totaling 100 Votes for all Members) (any fraction of such a percentage point shall be entitled to an equivalent fraction of a Vote). Any vote, approval or consent as to any matter under the Act or this Agreement by a Member may be evidenced by such Member’s execution of any document or agreement (including this Agreement or an amendment hereto) which would otherwise require as a precondition to its effectiveness such vote, approval or consent of the Members.

SECTION 2. Purposes. The Company was formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

SECTION 3. Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

SECTION 4. Management.

(a)           Management by Manager.

i) The Members hereby confirm CCI, or its successor-in-interest that acquires directly or indirectly substantially all of the assets or business of CCI, as the Company’s manager (the “Manager”). CCI shall be the Manager until a simple majority of the Votes elects otherwise or until its earlier resignation. No other person may be elected as Manager without the approval of a simple majority of the Votes (for purposes of this Agreement, to the extent the context requires, the term “person” refers to both individuals and entities).  Except as otherwise required by applicable law and as provided below with respect to the Board (if applicable) and except for such matters which require the approval of the Members under this Agreement or applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager. The Manager is a “manager” of the Company within the meaning of the Act. Any person appointed as Manager shall accept its appointment by execution of a consent to this Agreement.

ii) The Manager shall be authorized to elect, remove or replace directors and officers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Manager in the resolution or resolutions pursuant to which such directors or officers were elected.

iii) Except as otherwise required by this Agreement or applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company without the consent of any Member or other person.

iv) No annual or regular meetings of the Manager or the Members are required. The Manager and Members may, by written consent, take any action which it or they are otherwise required or permitted to take at a meeting.

v) The Manager’s duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Company and its Members.

vi) Except as required by the Act, no Manager shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations under a judgment, decree or order of a court, solely by reason of being a manager of the Company.

(b) Consent Required.

i) The affirmative vote, approval, consent or ratification of the Manager shall be required to:

(1) alter the primary purposes of the Company as set forth in Section 2;

(2) issue membership interests in the Company to any Person and admit such Person as a member;

(3) do any act in contravention of this Agreement or any resolution of the members, or cause the Company to engage in any business not authorized by the Certificate or the terms of this Agreement or that which would make it impossible to carry on the usual course of business of the Company;

(4) enter into or amend any agreement which provides for the management of the business or affairs of the Company by a person other than the Manager;

(5) change or reorganize the Company into any other legal form;

(6) amend this Agreement;

(7) approve a merger or consolidation with another person;

(8) sell all or substantially all of the assets of the Company;

(9) change the status of the Company from one in which management is vested in the Manager to one in which management is vested in the members or in any other manager, other than as may be delegated to the Board and the officers hereunder;

(10) possess any Company property or assign the rights of the Company in specific Company property for other than a Company purpose;

(11) operate the Company in such a manner that the Company becomes an “investment company” for purposes of the Investment Company Act of 1940;

(12) except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or officer of the Company;

(13) settle any litigation or arbitration with any third party, any Member, or any affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed Fifty Million Dollars ($50,000,000);

(14) subject to the additional restrictions set forth in Section 4(b)(ii)(6) and Section 13, materially change any of the tax reporting positions or elections of the Company;

(15) make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Company’s total budget (as approved by the Manager) by the greater of 5% of such budget or Five Million Dollars ($5,000,000); or

(16) make or incur any secured or unsecured indebtedness which, individually or in the aggregate, exceeds Fifty Million Dollars ($50,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any company controlled by or under common control with the Company (“Intercompany Indebtedness”), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Company or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the Manager.

ii) In addition to the foregoing, at any time prior to January 1, 2010, one hundred percent (100%) of the Votes shall be required to:

(1) issue limited liability company interests in the Company to any person or enter into any agreement, understanding or arrangement to do so;

(2) change or reorganize the Company into any other legal form;

(3) approve a merger or consolidation of the Company with another person or enter into any agreement, understanding or arrangement to do so;

(4) sell all or substantially all of the assets of the Company and its subsidiaries, taken as a whole or enter into any agreement, understanding or arrangement to do so;

(5) voluntarily dissolve the Company;

(6) amend Exhibit C hereto, change the classification of the Company to other than a partnership or an entity disregarded from its owner for federal, state and local tax purposes, or materially change any of the tax reporting positions or elections of the Company; or

(7) engage in any other transaction reasonably expected to result in income or gain being allocated to CII for United States federal income tax purposes that is outside the ordinary course of business with respect to the operation of the Company and its direct and indirect subsidiaries or enter into any agreement, understanding or arrangement to do any of the foregoing.

iii) Each of the events described in the foregoing clauses (1) through (7) of Section 4(b)(ii) are referred to herein as a “Gain Recognition Event.”  From and after January 1, 2010, for so long as CII or another Allen Entity is a Member, if the Manager determines in good faith that a Gain Recognition Event is reasonably likely to occur, the Manager shall provide prompt written notice to CII of the nature and terms of such Gain Recognition Event and the anticipated timing thereof.

(c) Board of Directors; Meetings.

i) Board of Directors.  Notwithstanding Section 4(a), the Manager may delegate its powers to manage the business of the Company to a Board of Directors (the “Board”), which, subject to the resolutions adopted by the Manager from time to time, shall have the authority to exercise all such powers of the Company and do all such lawful acts and things as may be done by the Manager and as are not by statute or by this Agreement required to be exercised or done only by the Manager.  Except for the rights and duties that are assigned to officers of the Company, the rights and duties of the directors may not be assigned or delegated to any person.  The number of directors shall be determined by the Manager and may be changed form time to time by the Manager.  Each director shall be appointed by the Manager and shall serve in such capacity until the earlier of his or her resignation or removal (with or without cause) or replacement by the Manager.  At the date hereof, there are no directors of the Company.

ii) Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than annually.

iii) Special Meetings. Special meetings of the Board may be called by the President or any director on twenty-four (24) hours’ notice to each director; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of Members holding a simple majority of the Votes. Notice of a special meeting may be given by facsimile. Attendance in person of a director at a meeting shall constitute a waiver of notice of that meeting, except when the director objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened.

iv) Telephonic Meetings. Directors may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 4(d)(iv) will constitute presence in person at such meeting.

v) Quorum. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any director not present at such meeting.

vi) Action Without Meeting. Unless otherwise restricted by the Certificate or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all directors consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.

vii) Actions of Manager Controls.  No action, authorization or approval of the Board shall be required, necessary or advisable for the taking of any action by the Company that has been approved by the Manager.  In the event that any action of the Manager conflicts with any action of the Board or any other person or entity, the action of the Manager shall control.

(d) Director’s Duty of Care. Each director’s duty of care in the discharge of his or her duties to the Company and the Members is limited to discharging his duties in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner he or she reasonably believes to be in the best interests of the Company and its Members.

SECTION 5. Officers.

(a) Officers. The Company shall have such officers as may be necessary or desirable for the business of the Company. The officers may include a Chairman of the Board, a President, a Treasurer and a Secretary, and such other additional officers, including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Manager, the Board, the Chairman of the Board, or the President may from time to time elect. Any two or more offices may be held by the same individual.  At the date hereof, the officers of the Company are set forth on Exhibit A hereto.

(b) Election and Term. The President, Treasurer and Secretary shall, and the Chairman of the Board may, be appointed by and shall hold office at the pleasure of the Manager or the Board. The Manager, the Board, or the President may each appoint such other officers and agents as such person shall deem desirable, who shall hold office at the pleasure of the Manager, the Board, or the President, and who shall have such authority and shall perform such duties as from time to time shall, subject to the provisions of Section 5(d) hereof, be prescribed by the Manager, the Board, or the President.

(c) Removal. Any officer may be removed by the action of the Manager or the action of at least a majority of the directors then in office, with or without cause, for any reason or for no reason. Any officer other than the Chairman of the Board, the President, the Treasurer or the Secretary may also be removed by the Chairman of the Board or the President, with or without cause, for any reason or for no reason.

(d) Duties and Authority of Officers.

i) President. The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Company; shall (unless the Chairman of the Board elects otherwise) preside at all meetings of the Members and Board; shall have general supervision and active management of the business and finances of the Company; and shall see that all orders and resolutions of the Board or the Manager are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers. In the absence of direction by the Manager, Board, or the Chairman of the Board to the contrary, the President shall have the power to vote all securities held by the Company and to issue proxies therefor. In the absence or disability of the President, the Chairman of the Board (if any) or, if there is no Chairman of the Board, the most senior available officer appointed by the Manager or the Board shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

ii) Vice President. Each Vice President, if any, shall perform such duties as shall be assigned to such person and shall exercise such powers as may be granted to such person by the Manager, the Board or by the President of the Company. In the absence of direction by the Manager, the Board or the President to the contrary, any Vice President shall have the power to vote all securities held by the Company and to issue proxies therefor.

iii) Secretary. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board. The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of directors and Members. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at Board meetings, the number of Votes present or represented at Members’ meetings, and the proceedings thereof. The Secretary shall perform such other duties as may be prescribed from time to time by the Manager or the Board and may be assisted in his or her duties by any Assistant Secretary who shall have the same powers of the Secretary in absence of the Secretary.

iv) Treasurer. The Treasurer shall have custody of the Company funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Company to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in depositories designated by the Manager or the Board; and shall disburse the funds of the Company as may be ordered by the Manager or the Board.

v) Chairman of the Board. The Chairman of the Board, if any, shall perform such duties as shall be assigned, and shall exercise such powers as may be granted to him or her by the Manager or the Board.

vi) Authority of Officers. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager or the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the officers taken in accordance with such powers shall bind the Company.

SECTION 6. Members.

(a) Members. The Members of the Company shall be set forth on Exhibit B hereto as amended from time to time. At the date hereof, CCI and CII are the only Members. Neither CCI nor CII are required to make any capital contribution to the Company; however, CCI may make capital contributions to the Company at any time in its sole discretion (for which its capital account balance shall be appropriately increased). Each Member shall have a capital account in the Company, the balance of which, at the date hereof, is reflected on Exhibit B hereto, which capital account balance shall be adjusted from time to time in accordance with the provisions set forth on Exhibit C hereto. The provisions of this Agreement, including this Section 6, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company. Notwithstanding anything to the contrary in this Agreement, neither CCI nor CII shall have any duty or obligation to any creditor of the Company to make any contribution to the Company.

(b) Admission of Members. Other persons may be admitted as Members from time to time pursuant to the provisions of this Agreement, including Section 4(b). In such event, this Agreement may be amended as appropriate in accordance with the provisions of Section 15(b) to establish the rights and responsibilities of the Members and to govern their relationships.

(c) Limited Liability. Except as required by the Act, no Member shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations of the Company under a judgment, decree or order of a court, solely by reason of being a member of the Company.

(d) Competing Activities. Notwithstanding any duty otherwise existing at law or in equity, (i) neither a Member nor a Manager of the Company, or any of their respective affiliates, partners, members, shareholders, directors, managers, officers or employees, shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever and (ii) except as otherwise agreed in writing or by written Company policy, each Member and Manager of the Company, and their respective affiliates, partners, members, shareholders, directors, managers, officers and employees, shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

(e) Bankruptcy. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

SECTION 7. Units; Percentage Interests. The Company has only one class of units (“Units”) representing membership interests in the Company, which entitle the Members to certain rights as set forth in this Agreement.  The number of Units held by each Member, at the date hereof, is set forth on Exhibit B hereto.  For purposes of this Agreement, “Percentage Interest” shall mean (a) with respect to CII (or its permitted transferees), a fraction expressed as a percentage (x) the numerator of which is the number of Available Exchange Shares (as defined in the New Exchange Agreement) from time to time, and (y) the denominator of which is the sum of (I) 111,990,247, plus (II) the number of Available Exchange Shares from time to time, plus (III) the number of additional shares of CCI common stock (if any) issued after the Effective Date (other than in connection with exercise of the Exchange Option under the New Exchange Agreement) so long as all of the proceeds (if any) of such issuance (net of underwriting discounts and commissions) are contributed to the Company or any of the Company’s wholly owned direct or indirect subsidiaries, and (b) with respect to CCI, one-hundred percent (100%) minus the percentage calculated pursuant to clause (a) of this definition.

SECTION 8. Distributions. The Company may from time to time distribute to the Members such amounts in cash and other assets as shall be determined by the Members acting by simple majority of the Votes.  Each such distribution (including liquidating distributions) shall be divided among the Members in accordance with their respective Percentage Interests.  Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the capital contributions or share of the Company’s profits reflected in such Member’s positive capital account balance, a Member shall have no recourse against the Company or any other Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

SECTION 9. Allocations. The profits and losses of the Company shall be allocated to the Members in accordance with the provisions set forth on Exhibit C hereto.

SECTION 10. Dissolution; Winding Up.

(a) Dissolution. The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the Members acting by unanimity of the Votes and the approval of the Manager or (ii) the occurrence of any other event required to cause the dissolution of the Company under the Act.

(b) Effective Date of Dissolution. Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act and the Certificate is cancelled.

(c) Winding Up. Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Manager may, to the fullest extent permitted by law, take any and all actions that it determines in its sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company.  It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.

SECTION 11. Transfer. At any such time as the Company has more than one Member, no Member shall transfer, directly or indirectly, whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise (each, a “Transfer”), all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other Members; provided, however, that this Section 11 shall not restrict the ability of (x) any Member to Transfer (at any time) all or a portion of its limited liability company interest in the Company to another Member or (y) CCI to Transfer (at any time) all or a portion of its limited liability company interest in the Company to any other person or entity.  For the avoidance of doubt, nothing herein shall prohibit, restrict or limit in any way the rights of Mr. Allen and CII to engage in the transactions set forth in the New Exchange Agreement.  Upon the Transfer of a Member’s limited liability company interest, the Manager shall provide notice of such Transfer to each of the other Members and shall amend Exhibit B hereto to reflect the Transfer. Notwithstanding the foregoing, (x) CII shall be permitted to Transfer (at any time) its membership interest in the Company (or any portion thereof) to another Allen Entity (as defined below), including in connection with a liquidation of CII, and (y) the holders of capital stock of CII shall be permitted to Transfer (at any time) shares of such capital stock (or any portion thereof) to an Allen Entity or, so long as CII’s membership interest in the Company is Transferred to one or more Allen Entities prior to or concurrently with the Transfer of such capital stock, to any other person or entity.  For purposes hereof, “Allen Entity” means from time to time any of (1) Mr.

Allen, (2) any entity controlled by Mr. Allen, (3) any trust in which Mr. Allen is the grantor, (4) the estate, spouse, immediate family members and heirs of Mr. Allen, and (5) any trust created as a result of the death of Mr. Allen.  “Controlled” shall mean the direct or indirect ownership of at least 50 % of the voting power and economic interest of an entity.

SECTION 12. Admission of Additional Members. The admission of additional or substitute Members to the Company shall be accomplished by the approval required under Section 4(b) and the amendment of this Agreement, including Exhibit B hereto, in accordance with the provisions of Section 15(b), pursuant to which amendment each additional or substitute Member shall agree to become bound by this Agreement.

SECTION 13. Tax Status.  It is intended that the Company shall be treated as a partnership for federal, state and local income tax purposes.  Notwithstanding anything to the contrary in this Agreement, the Manager shall not take any action that would result in the Company being treated as other than a partnership or an entity disregarded from its owner for federal, state and local income tax purposes (or refrain from taking any action, where omission would have such result) without prior consent from all the Members.  All provisions of this Agreement are to be construed so as to preserve such tax status.  Additional provisions with respect to tax matters are set forth on Exhibit C hereto.  The Members acknowledge and agree that transactions consummated pursuant to the Joint Plan did not result in a termination of the Company pursuant to Section 708 of the Code.

SECTION 14. Exculpation and Indemnification.

(a) Exculpation. Neither the Members, the Manager, the directors (if any) of the Company, the officers of the Company, their respective affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any such Members, Manager, directors, officers, or affiliates (a “Specified Agent”) shall be liable, in damages or otherwise, to the Company or to any Member or any other Person for, and neither the Company nor any Member shall take any action against such Members, Manager, directors, officers, affiliates or Specified Agent, in respect of any Loss (as defined below) which arises out of any acts or omissions performed or omitted by such person pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, or otherwise arising out of or relating to the business and affairs of the Company, unless it is determined by a court of competent jurisdiction that such Member, Manager, director, officer, affiliate, or Specified Agent did not act in good faith, in the best interests of the Company and within the scope of authority conferred on such person by this Agreement or approved by the Manager, to the extent applicable. For purposes hereof, “Loss” means any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

(b) No Recourse. Each Member shall look solely to the assets of the Company for return of such Member’s investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each Member shall have no recourse against the Company, the other Members or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Member or the Manager of any fiduciary duty or implied covenant of good faith and fair dealing to the Members that it may have hereunder or under applicable law.

(c) Indemnification. In any threatened, pending or completed claim, action, suit or proceeding to which a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company or otherwise relating to the business and affairs of the Company, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent relating to the Company, the Company shall to the fullest extent permitted by law indemnify and hold harmless the Members, Manager, directors of the Company, officers of the Company, their respective affiliates, and any such Specified Agents against losses, damages, expenses (including  attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Members, Managers, directors of the Company, officers of the Company, their respective affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any such Member, Manager, director, officer, or any such affiliate or Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Member, Manager, director, officer, or any such affiliate or Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Member, Manager, director, officer, or any such affiliate or Specified Agent.

(d) Expenses. To the extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent in such Person’s capacity as such in defending any claim, action, suit, or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Member, Manager, director, officer, affiliate, or Specified Agent to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 14(c).

(e) No Presumption. The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

(f) Limitation on Indemnification. Any such indemnification under this Section 14 shall be recoverable only out of the assets of the Company and not from the Members.

(g) Reliance on the Agreement. To the extent that, at law or in equity, a Member, Manager, director of the Company, officer of the Company or any Specified Agent has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other person bound by this Agreement, such Member, Manager, director, officer or any Specified Agent acting under this Agreement shall not be liable to the Company or to any Member or other person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Manager, director of the Company, officer of the Company or any Specified Agent otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member, Manager, director or officer or any Specified Agent.

SECTION 15. Miscellaneous.

(a) Certificate of Limited Liability Company Interest. A Member’s limited liability company interest may be evidenced by a certificate of limited liability company interest executed by the Manager or an officer in such form as the Manager may approve; provided that such certificate of limited liability company interest shall not bear a legend that causes such limited liability company interest to constitute a security under Article 8 (including Section 8-103) of the Uniform Commercial Code as enacted and in effect in the State of Delaware, or the corresponding statute of any other applicable jurisdiction.

(b) Amendment. The terms and provisions set forth in this Agreement may be amended by simple majority of the Votes unless such an amendment would disproportionately affect a Member (each such Member, a “Disproportionately Affected Member”) in which case the terms and provisions set forth in this Agreement may be amended only by a written instrument executed by each such Disproportionately Affected Member.  Notwithstanding the foregoing, one hundred percent (100%) of the Votes shall be required to amend Section 4(b)(ii), Section 4(b)(iii), Section 6, Section 7, Section 8, Section 9, Section 11, Section 13, Section 14 and this Section 15(b) of this Agreement and Exhibit C to this Agreement.  Compliance with any term or provision set forth herein may be waived only by a written instrument executed by each Member.  No failure or delay on the part of any Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

(e) Severability. In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

(f) Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement (together with the New Exchange Agreement, the Joint Plan and all related documents, instruments and agreements contemplated by the Joint Plan) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any prior or contemporaneous understandings.

(h) Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules (as defined below), (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 15(h), “Default Rule” shall mean a rule stated in the Act which applies except to the extent it may be negated or modified through the provisions of a limited liability company’s Limited Liability Company Agreement.

(i)           Inspection.  Upon the request of any Member, the Manager shall make reasonably available to the requesting Member the Company’s books and records; provided, however, that the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.  Any such request, inspection, or copying of information by a Member may be made by that Person or that Person’s agent or attorney.

(j) Financial Statements.  The Manager shall cause annual audited financial statements to be sent to each Member not later than 90 days after the close of the calendar year, but in no event later than when CCI receives such statements. The report shall contain a balance sheet as of the end of the calendar year and an income statement and statement of cash flow for the calendar year. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and be accompanied by the report thereon of the independent accountants engaged by the Company.  Notwithstanding the foregoing, the audited financial statements of CCI shall satisfy this Section 15(j) to the extent that such financials statements do not reflect the financials or assets of other material operations.  In addition, the Manager shall provide any Member with such periodic operating and financial reports of the Company as such Member may from time to time reasonably request.

(k) Parties in Interest.  Except as expressly provided in the Act and Section 14 of this Agreement, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the Members and their respective heirs, representatives, successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

(l) Notices.  Any notice to be given to any party hereto in connection with this Agreement shall be in writing (which may include facsimile) and shall be deemed to have been given and received when delivered to the address of the receiving party as specified on the signature pages hereof. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice shall be given.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

CHARTER COMMUNICATIONS, INC., a Delaware corporation, as Member and Manager

By:  __________________________
Name:
Title:

Address for notices:
__________________________
__________________________
__________________________

CHARTER INVESTMENT, INC., a Delaware corporation

By:  __________________________
Name:              William L. McGrath
Title:                Vice President

Address for notices:
c/o Vulcan Inc.
505 Fifth Avenue South, Suite 900
Seattle, Washington 98104
Attention:  General Counsel
Facsimile:  (206) 342-3347

CHARTER COMMUNICATIONS HOLDING COMPANY LLC, a Delaware limited liability company

By:  __________________________
Name:
Title:

Address for notices:
__________________________
__________________________
__________________________

[Signature Page to Amended and Restated Limited Liability Company Agreement of
Charter Communications Holding Company, LLC]

EXHIBIT A

Officers

Neil Smit	President and Chief Executive Officer
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Eloise E. Schmitz	Executive Vice President and Chief Financial Officer
Gregory L. Doody	Executive Vice President and General Counsel
Grier C. Raclin	Executive Vice President and Chief Administrative Officer
Marwan Fawaz	Executive Vice President and Chief Technology Officer
Ted W. Schremp	Executive Vice President and Chief Marketing Officer
Joshua L. Jamison Steven E. Apodaca	President, East Operations President, West Operations
Greg S. Rigdon	Senior Vice President - Corporate Development
Joseph R. Stackhouse	Senior Vice President - Customer Operations
Jay E. Carlson	Senior Vice President - Information Technology
Kevin D. Howard	Vice President, Controller and Chief Accounting Officer
Thomas M. Degnan	Vice President - Finance and Corporate Treasurer
Richard R. Dykhouse	Vice President, Associate General Counsel and Corporate Secretary
Paul J. Rutterer	Assistant Secretary

EXHIBIT B

Member	Capital Account	Units

Charter Communications, Inc.	$[•]	99

Charter Investment, Inc.	$[•]	1

EXHIBIT C

TAX AND ACCOUNTING MATTERS

SECTION 1.                           Capital Accounts.

(a) Maintenance of Capital Accounts; Determination of Profits and Losses; General Rules. A separate “Book Capital Account” (as defined in Section 1(b) of this Exhibit C) shall be maintained for each Member in accordance with the provisions of this Section 1.  Similarly, the “Profits” or “Losses” (as defined in Section 2(a) of this Exhibit C) shall be determined by the Company.

(b) Book Capital Accounts.  A capital account (the “Book Capital Account”) for each Member shall be maintained at all times during the term of the Company in accordance with this Section 1(b) and the capital accounting rules set forth in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations, as the same may be amended from time to time (“Income Tax Regulations”).  The Company shall make all adjustments required by Section 1.704-1(b)(2)(iv), including, without limitation, the adjustments contained in Section 1.704-1(b)(2)(iv)(g) of the Income Tax Regulations (relating to Section 704(c) property).  In the event that at any time during the term of the Company beginning on the day immediately following the Effective Date it shall be determined that the Book Capital Accounts shall not have been maintained as required by this Section 1(b), then said accounts shall be retroactively adjusted so that the same shall conform to this Section 1(b).

i) Initial Book Capital Accounts.  The “Initial Book Capital Account” of a Member, as of the date of this Agreement, shall be equal to the amount set forth on Exhibit B of the Agreement.

ii) Determination of Book Items.  Consistent with the provisions of Section 1.704-1(b)(2)(iv)(g)(3) of the Income Tax Regulations: (1) “Book Depreciation” (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable to the Company with respect to an item of property of the Company, determined in the manner hereinafter set forth) for each item of property of the Company shall be the amount that bears the same relationship to the “Gross Asset Value” of such item of property of the Company as the “Tax Depreciation” (which means the depreciation, depletion, amortization deduction or allowance as determined for federal income tax purposes) with respect to such item of property of the Company for such year bears to the “adjusted basis” (within the meaning of Section 1011(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) of such item of property of the Company; and (2) “Book Gain or Loss” shall be the gain or loss recognized by the Company from the sale, other disposition or revaluation (as provided in the definition of “Gross Asset Value” below) of property of the Company (such gain or loss determined by reference to the Gross Asset Value, and not the adjusted tax basis, of such property to the Company).  If an item of property of the Company shall have an “adjusted basis” (as defined in the preceding sentence) equal to zero, Book Depreciation shall be determined under a reasonable method, which method shall be selected by the Manager; provided that with respect to any item of property with an adjusted basis of zero as of the Effective Date, Book Depreciation shall be determined consistent with past practice.

iii) Book Adjustments on Distributions.  With respect to all distributions of property to the Members, such distribution shall comply with the provisions contained in Section 1.704-1(b)(2)(iv)(e) of the Income Tax Regulations (relating to adjustments to Member’s Book Capital Accounts in connection with such distributions) and all allocations and adjustments made in connection therewith shall be in accordance with Section 2 of this Exhibit C.

iv) Section 704(b) Compliance.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Book Capital Accounts are intended to comply with Section 704(b) of the Code and with the Income Tax Regulations promulgated thereunder (and shall be interpreted and applied in a manner consistent with such Income Tax Regulations).  In the event the Manager shall determine that it is prudent to modify the manner in which the Book Capital Accounts, or any debits or credits thereto, are computed in order to comply with Section 704(b) of the Code and with Income Tax Regulations promulgated thereunder, then the Manager may make such modification, provided that any change in the manner of maintaining Book Capital Accounts shall not materially alter the economic arrangement between the Members.

SECTION 2.	Allocation of Income, Losses and Deductions for Book and Tax Purposes.

(a) Profits and Losses.  The “Profits” or “Losses” of the Company (which means the Company’s taxable income or loss, respectively, as calculated in accordance with Section 703(a) of the Code (with, however, (1) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code being included in such taxable income or loss, (2) any income and gain that is exempt from federal income tax, and all expenditures made by the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) being included in such Profits or Losses, (3) Book Depreciation (and not Tax Depreciation) including without limitation all items of Member Nonrecourse Deductions (as defined in Section 2(c) of this Exhibit C)) being included in calculating such Profits or Losses, and (4) Book Gain or Loss (and not Tax Gain or Loss (as defined in Section 2(b)(i) of this Exhibit C)) being included in calculating such Profits or Losses), but excluding in such calculation the amounts allocated under Sections 2(b) and (d) of this Exhibit C) for each fiscal year of the Company, shall be determined and allocated to each of the Members in the following order and priority:

i) Profit and Loss.  Except as otherwise provided in this Agreement, Profit (and items thereof) and Loss (and items thereof) shall be allocated among the Member’s Book Capital Accounts such that the Book Capital Accounts of the Members (after the Book Capital

Accounts have been adjusted to reflect all prior capital contributions and distributions for the relevant fiscal year and increased by each Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) are as nearly as possible equal (proportionately) to the amounts that would be distributed to the Members if (1) all of the assets of the Company were sold to a third party for cash in an amount equal to their Gross Asset Value (except assets actually sold during the fiscal year shall be treated as sold for the consideration received therefore), (2) the Company satisfied all of its liabilities in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and (3) all of the Company assets were distributed in liquidation of the Company in accordance with Section 8 of this Agreement.  The Manager may, in its discretion, make such other assumptions as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.  Notwithstanding anything else in this Agreement or this Exhibit C to the contrary, the provisions of the Existing LLC Agreement, taking into account each Member’s Percentage Interest (as defined in the Existing LLC Agreement) immediately before the transactions contemplated by the Joint Plan, shall govern with respect to allocations of income, gain, loss, credit and deduction for the period up to and including the Effective Date, including any items of income, gain, loss, credit and deduction arising on the Effective Date and/or arising as a result of the transactions effective as of the Effective Date, as contemplated by the Joint Plan.

The assets of the Company shall be revalued as of the Effective Date in accordance with Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations.  For purposes of this Section 2, “Gross Asset Value” shall mean, with respect to any asset, the gross fair market value of such asset as of the Effective Date, except as follows:

(1) the initial Gross Asset Value of any asset contributed by a Member to the Company after the Effective Date shall be the gross fair market value of such asset at the time of such contribution as determined in good faith by the Manager and the initial Gross Asset Value of any other asset acquired by the Company after the Effective Date shall be equal to its cost, within the meaning of Section 1012 of the Code;

(2) the Gross Asset Values of all Company assets may, in the discretion of the Manager, be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations or as otherwise provided in the Income Tax Regulations; and (iv) at any other time the Manager reasonably deems appropriate;

(3) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account), as reasonably determined by the Manager;

(4) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Book Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Income Tax Regulations and this Exhibit C; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (4) to the extent the Manager reasonably determines that an adjustment pursuant to clause (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (4); and

(5) if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (1), (2) or (4) above, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(b) Tax Allocations.

i) Tax Gain or Loss.  The gain or loss for United States federal income tax purposes from the sale or other disposition of property of the Company (“Tax Gain or Loss”) for each fiscal year of the Company shall be calculated and reflected to the Members as provided in this Section 2(b).  Tax Gain or Loss for purposes of this Section shall be calculated (1) without including any income from interest on any deferred portion of the sale price and (2) without including in the tax basis of the property of the Company any remaining special basis adjustment to property of the Company under Section 732(d) or 743 of the Code except to the extent that such special basis adjustment is allocated to the common basis of property of the Company under Section 1.734-2(b)(1) of the Income Tax Regulations.  The Members agree that the tax effects of any special basis adjustment that is not included in the calculation of tax gain or loss in accordance with clause (2) of the preceding sentence shall be separately reflected in calculating the tax gain or loss of the Member to whom such special basis adjustment relates.

ii) Section 704(c) Property.  In the case of “Section 704(c) Property” (as hereinafter defined), Tax Gain or Loss (as the case may be) and Tax Depreciation shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property.  Such allocations shall be made in accordance with the “traditional method” as set forth in Section 1.704-3(b) of the Income Tax Regulations.  As used herein, “Section 704(c) Property” means (i) each item of property of the Company which is contributed to the Company (or which was contributed to the Company prior to the Effective Date) and to which Section 704(c) of the Code or Section 1.704-1(b)(2)(iv)(d) of the Income Tax Regulations applies, and (ii) each item of property of the Company which, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Income Tax Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code) by virtue of (a) an increase or decrease in the Book Capital Accounts of the Members to reflect a revaluation of property of the Company on the Company’s books as provided by Section

1.704-1(b)(2)(iv)(f) of the Income Tax Regulations (including revaluations occurring prior to the Effective Date), (b) the fact that it constitutes a receivable, account payable, or other accrued but unpaid item which, under principles analogous to those applying to an item of property of the Company having an adjusted tax basis that differs from its Gross Asset Value, is treated as an item of property described in Section 1.704-1(b)(2)(iv)(g)(2) of the Income Tax Regulations, or (c) any other provision of the Code or the Income Tax Regulations (including, without limitation, Section 1.704-1(b)(4)(i) of the Income Tax Regulations) as the same may from time to time be construed, to the extent that, and for so long as, such item of property of the Company continues to be governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).  The allocation of tax items shall except as provided otherwise in this Exhibit C or the Code and the Income Tax Regulations follow the allocation of book items.

(c) Exceptions.

i) Limitations.

(1) General Limitation.  Notwithstanding anything to the contrary contained in this Section 2 of Exhibit C, no allocation of Loss shall be made to a Member which would cause such Member (a “Restricted Member”) to have a deficit balance (or increase such deficit balance) in its Adjusted Book Capital Account which exceeds the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain.  If the limitation contained in the preceding sentence would apply to cause an item of loss or deduction to be unavailable for allocation to a Restricted Member, then such item of loss or deduction shall be allocated between or among Members who are not Restricted Members in accordance with such  Members’ Percentage Interests.  If all members are Restricted Members, items of loss or deduction shall be allocated among all Members in accordance with their Percentage Interests.

(2) Members Nonrecourse Deductions.  Notwithstanding anything to the contrary contained in this Section 2, any and all items of loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) that are (in accordance with the principles set forth in Section 1.704-2(i)(2) of the Income Tax Regulations) attributable to Member Nonrecourse Debt (collectively, “Member Nonrecourse Deductions”) shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt.  If both Members bear such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among Members in accordance with the ratios in which they share such Economic Risk of Loss.  If both Members bear such Economic Risk of Loss for different portions of Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

ii) Minimum Gain Chargebacks.

(1) Company Minimum Gain.  Except to the extent provided in Section 1.704-2(f)(2), (3), (4) and (5) of the Income Tax Regulations, if there is, for any fiscal year of the Company, a net decrease in Company Minimum Gain, there shall be allocated to each Member, before any other allocation pursuant to this Section 2 is made under Section 704(b) of the Code of the Company items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to the Member’s share of the net decrease in Company Minimum Gain.  A Member’s share of the net decrease in Company Minimum Gain is (i) the amount of such total net decrease multiplied by the Member’s percentage share of the Company’s minimum gain at the end of the immediately preceding taxable year, and (ii) in the event that a Member’s share of the net decrease in Company Minimum Gain results from a revaluation, the increase in such Member’s Book Capital Account attributable to such revaluation to the extent the reduction in minimum gain is caused by the revaluation determined in accordance with Section 1.704-2(g)(1) and (2) of the Income Tax Regulations.  Items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2(c)(ii)(1) shall consist first of gains recognized from the disposition of items of property of the Company subject to one or more Nonrecourse Liabilities of the Company, and then of a pro rata portion of the other items of Company income and gain for that year.  This Section 2(c)(ii)(1) is intended to comply with the minimum gain chargeback requirement in the Income Tax Regulations and shall be interpreted consistently therewith.

(2) Company’s Nonrecourse Debt Minimum Gain.  Except to the extent provided in Section 1.704-2(i)(4) of the Income Tax Regulations, if there is, for any fiscal year of the Company, a net decrease in the Member Nonrecourse Debt Minimum Gain, there shall be allocated to each Member that has a share of the Member Nonrecourse Debt Minimum Gain at the beginning of such fiscal year before any other allocation pursuant to this Section 2 (other than an allocation required pursuant to Section 2(c)(ii)(1) of this Exhibit C) is made under Section 704(b) of the Code for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain.  The determination of a Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Sections 1.704-2(i)(5) and 1.704-2(g)(1) and (2) of the Income Tax Regulations.  The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2(c)(ii)(2) shall be made in a manner that is consistent with the principles contained in Sections 1.704-2(f)(6), (i)(4) and (j)(2) of the Income Tax Regulations.  This Section 2(c)(ii)(2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted consistently therewith.

iii) Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year shall be specially allocated among the Members in accordance with their Percentage Interests.

iv) Certain Defined Terms.  For purposes of this Exhibit C: (i) “Company Minimum Gain” shall have the same meaning as “partnership minimum gain” as set forth in Section 1.704-2(b)(2) of the Income Tax Regulations and the amount of Company Minimum Gain, as well as any net increase or decrease in any Company Minimum Gain for any taxable year shall be determined in accordance with the rules of Section 1.704-2(d) of the Income Tax Regulations treating such Company Minimum Gain as partnership minimum gain; (ii) “Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Income Tax Regulations; (iii) “Member Nonrecourse Debt Minimum Gain” shall have the same meaning as “partner nonrecourse debt minimum gain” as set forth in Section 1.704-2(i)(2) of the Income Tax Regulations; (iv) “Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Income Tax Regulations; (v) “Adjusted Book Capital Account” means the Book Capital Account of a Member reduced by any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations; (vi) “Economic Risk of Loss” shall have the meaning set forth in Section 1.752-2(b)-(j) of the Income Tax Regulations; (vii) “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Income Tax Regulations.

v) Code Section 754 Adjustments. As of the Effective Date and upon consummation of the Joint Plan, the Company shall have in place and the Manager shall cause the Company to file an election under Section 754 of the Code (and applicable provisions of state and local law).  Pursuant to Section 1.704-1(b)(2)(iv)(m) of the Income Tax Regulation, to the extent an adjustment to the adjusted tax basis of any Member asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Book Capital Accounts, the amount of such adjustment to the Book Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Book Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(m) of the Income Tax Regulations.

(d) Tax and Accounting Matters.

i) Qualified Income Offset.  Notwithstanding anything to the contrary in this Exhibit C, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain) created by such adjustments, allocations or distributions.

ii) Gross Income Allocation.  In the event any Member has a deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain) at the end of any fiscal year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2(d)(ii) shall be made only if and to the extent that such Person would have a deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain)

after all other allocations provided for in this Exhibit C have been made as if Section 2(d)(i) and this Section 2(d)(ii) were not in this Exhibit C.

(e) Nonrecourse Liabilities for Purposes of Section 752.  As permitted by Section 1.752-3(a)(3) of the Income Tax Regulations, the Members hereby specify that excess Nonrecourse Liabilities of the Company shall be allocated first to each Member up to the amount of built-in gain that is allocable to such Member on Section 704(c) Property where such Section 704(c) Property is subject to the Nonrecourse Liability to the extent that such built-in gain exceeds the amount of liabilities allocated pursuant to Section 1.752-3(a)(2) of the Income Tax Regulations with respect to such property.  To the extent the excess Nonrecourse Liabilities exceed the amount of such built-in gain, remaining excess Nonrecourse Liabilities shall then be allocated in accordance with the Members’ Percentage Interests.  The amount of Nonrecourse Liabilities allocated to any Member shall be adjusted to reflect any transfer of interests, diminution and/or increase in Percentage Interests or diminution and/or increase in any built-in gain allocable to any Member pursuant to section 704(c) of the Code, taking into account an adjustment for any such diminution and/or increase in Percentage Interests.

SECTION 3. No Deficit Funding Obligation.

Notwithstanding anything to the contrary contained in this Exhibit C or in the Agreement, no Member having a negative balance in its Book Capital Account shall have any obligation to the Company or to any other Member to restore its Book Capital Account to zero.

SECTION 4. Order of Application.

For purposes of this Exhibit C, the provisions set forth in the Agreement and this Exhibit C shall be applied in the order and manner provided in Section 1.704-2 of the Income Tax Regulations.

SECTION 5.	Allocations in Connection with Transfer of Member Interests.

Upon the effective date of a valid direct or indirect transfer of all or part of an interest in the Company pursuant to the New Exchange Agreement,  CII and Mr. Allen shall specify a “closing of the books” or “pro rata” method with respect to the allocation of  items of income, deduction, gain, loss and/or credit of the Company in accordance with Section 706(d) of the Code; provided, however, that with respect to any transaction pursuant to the Joint Plan, all cancellation of indebtedness income shall be allocated using a “closing of the books” method pursuant to the Existing LLC Agreement.

SECTION 6. Tax Matters Partner.

(a) Tax Matters Partner.  The Manager shall be the “tax matters partner” of the Company as such term is defined in Section 6231(a)(7) of Code (“Tax Matters Partner”), and it shall serve as such at the expense of the Company with all powers granted to a tax matters partner under the Code.  Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service or any relevant state or local taxing authority concerning the Company, or its federal, state or local income tax return.  The Tax Matters Partner shall at the Company’s expense furnish the Members with status reports regarding any negotiation between the Internal Revenue Service (or any relevant state or local taxing authority) and the Company, and each Member, if it so requests, may participate in such negotiation.  The Tax Matters Partner shall not enter into any settlement with any taxing authority (federal, state or local), or extend the statute of limitations, on behalf of the Company or the Members without the approval of the Members.

(b) Books and Records.  The Manager shall maintain books and records of the Company as may be required in connection with the preparation and filing of the Company’s required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions.  All such books and records shall at all times be made available at the principal office of the Manager and shall be open to the reasonable inspection and examination by the Members or their duly authorized representatives during normal business hours upon reasonable advance notice.

(c) Tax Returns.  The Manager shall use commercially reasonable efforts to cause the Company’s accountants, as soon as practicable after the end of each fiscal year of the Company but in no event later than July 15, to (i) prepare and submit drafts of the Company’s federal, state and local tax returns to the Members and (ii) prepare and deliver to each Member such information as is necessary to complete such Member’s federal, state and local tax or information returns.  The Manager shall also use commercially reasonable efforts to cause the Company’s accountants, as soon as practicable after the end of any short taxable year of a Member with respect to the Company, but in no event later than 225 days after the end of such short taxable year, to prepare and submit estimates to such Member of such information as is necessary to permit such Member to prepare its federal, state and local tax or information returns.  The costs of such preparation and review, and the costs of any revisions or supplements to such tax returns or information statements required as a result of such review, shall be a Company expense.  The Manager shall use diligent efforts to have the Company’s accountants prepare and file final federal, state and local tax returns for the Company no later than the initial statutory filing date therefore (subject to any extension obtained from the Internal Revenue Service relating thereto).